Registration No. 333-186403

Registration No. 333-197461

Registration No. 333-200185

Registration No. 333-264429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186403

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197461

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200185

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264429

UNDER

THE SECURITIES ACT OF 1933

Tri Pointe Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1763235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

940 Southwood Blvd, Suite 200

Incline Village, Nevada 89451

(Address of Principal Executive Offices)(Zip Code)

TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan

Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan

Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan

Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan

(Full title of the plans)

David C. Lee

General Counsel and Secretary

Tri Pointe Homes, Inc.

3161 Michelson Drive, Suite 1500

Irvine, California 92612

(949) 438-1400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Eduardo Gallardo

Paul Hastings LLP

200 Park Avenue

New York, NY

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8, each as amended and previously filed with the Securities and Exchange Commission (the “SEC”) by Tri Pointe Homes, Inc. (the “Registrant”) (collectively, the “Registration Statements”), to deregister any and all securities that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration No. 333-186403, filed with the SEC on February 1, 2013, as most recently amended on July 7, 2015, registering 2,527,833 shares of the Registrant’s common stock, par value $0.01 per share (“Shares”), for issuance under the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”);

•

Registration No. 333-197461, filed with the SEC on July 16, 2014, as most recently amended on July 7, 2015, registering for issuance under the Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan and the Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan (i) 3,379,275 Shares issuable upon the exercise of options and (ii) 726,678 Shares issuable upon vesting of restricted stock units and performance share units;

•	Registration No. 333-200185, filed with the SEC on November 13, 2014, as most recently amended on July 7, 2015, registering 9,200,000 Shares for issuance under the 2013 Plan; and

•

Registration No. 333-264429, filed with the SEC on April 22, 2022, registering 10,000,000 Shares for issuance under the Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”), consisting of (i) 7,500,000 Shares issuable under the 2022 Plan and (ii) 2,500,000 Shares issuable under the 2022 Plan from Shares reserved but unissued under the 2013 Plan in connection with the expiration, termination, surrender, or forfeiture of outstanding awards.

Pursuant to the Agreement and Plan of Merger, dated February 13, 2026, by and among the Registrant, Sumitomo Forestry Co., Ltd., a Japanese corporation (kabushiki kaisha) (“Parent”), and Teton NewCo, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) on May 14, 2026, with the Registrant surviving the Merger as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, all of the securities that have been registered for issuance and that remain unsold at the termination of the offering, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each of the Registration Statements and removes and withdraws from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 14, 2026.

TRI POINTE HOMES, INC.

By:	/s/ Glenn J. Keeler
Glenn J. Keeler Chief Financial Officer

Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment.